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                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                 --------------


                                    FORM 8-K


                                 CURRENT REPORT
                     PURSUANT TO SECTION 13 OR 15(d) OF THE
                         SECURITIES EXCHANGE ACT OF 1934



       Date of Report (Date of earliest event reported) November 26, 2002



                              GILMAN + CIOCIA, INC.
             (Exact name of registrant as specified in its charter)



                                    Delaware
                 (State or other jurisdiction of incorporation)



              000-22996                                   11-2587324
        (Commission File Number)            (IRS Employer Identification Number)



                11 Raymond Avenue, Poughkeepsie, New York 12603
                    (Address of Principal Executive Offices)



        Registrant's telephone number, including area code (845) 485-3300


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ITEM 2. ACQUISITION OR DISPOSITION OF ASSETS.


         On November 26, 2002, Gilman + Ciocia, Inc. (the "Company") finalized a transaction pursuant to an asset purchase agreement (the "Purchase Agreement") with Pinnacle Taxx Advisors LLC ("Pinnacle") dated as of September 1, 2002, whereby Pinnacle, an entity controlled by Thomas Povinelli and David Puyear, former executive officers of the Company, purchased certain assets of the Company. The effective date of the closing under the Purchase Agreement was September 1, 2002. The Company sold to Pinnacle 47 offices ("Purchased Offices") and all tangible and intangible assets (the "Purchased Assets") which are associated with the operations of the Purchased Offices, together representing approximately $17,827,000 in revenue, or approximately 19.29% of the Company's annual revenue. As part of the sale of the Purchased Offices all employees of the Purchased Offices were terminated by the Company as of November 15, 2002 and were hired by Pinnacle. In addition, all registered representatives of the Purchased Offices licensed with Prime Capital Services, Inc. (a wholly owned broker dealer subsidiary of the Company) transferred their registrations to Royal Alliance Associates ("Royal").

         The total unadjusted purchase price payable by Pinnacle is $5,010,001. The purchase price is subject to final adjustments which are being calculated by the parties. The sum of $3,422,108, subject to further adjustment, (the "Closing Payment"), will be paid pursuant to a promissory note (the "Initial Note") which was given by Pinnacle to the Company at the date of closing (the "Closing"), with interest at 10% commencing 30 days from the Closing. Messrs. Povinelli and Puyear guaranteed the Initial Note, and Mr. Povinelli pledged his entire holdings of the Company's common stock to secure the Initial Note. The Initial
Note is due and payable on the earlier of February 26, 2002 or on the date that Pinnacle closes a debt or equity financing. The balance of the purchase price, subject to final adjustments and less certain debts of the Company that Pinnacle may assume, will be paid pursuant to a second promissory note (the "Second Note") which is secured by Pinnacle's assets and a collateral assignment of the revenue to be paid to Pinnacle from Royal Alliance Associates ("Royal"), pursuant to an agreement between Pinnacle and Royal. The Second Note is payable in three equal consecutive annual installments, with interest calculated at the prime rate of Pinnacle's primary lender in effect as of the Closing, on the first, second and third anniversaries of the Closing.




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ITEM 5.  OTHER EVENTS.

         The Company is the borrower under a revolving credit note dated December 27, 2001 in the original principal amount of $2,000,000, and under a term loan note dated December 27, 2001 in the original principal amount of $5,000,000, with Wachovia Bank, National Association, formerly known as First Union National Bank ("Wachovia"). The revolving credit note and the term loan note are together referred to as the "Loan".

         The Company and Wachovia entered into a forbearance agreement dated as of November 27, 2002 (the "Forbearance Agreement"), whereby Wachovia agreed to forbear from acting on certain defaults of financial covenants by the Company under the Loan. The Company had changed its control without Wachovia's consent and failed to meet requirements under the Loan to pay scheduled debt service and to maintain certain financial ratios including senior funded debt to EBITDA. The Company paid such debt service to Wachovia and, pursuant to the terms of the Forbearance Agreement, Wachovia ragreed to forbear from enforcing its default remedies and extended the time of payment for the Loan to November 1, 2003.

         The filing of the Company's Annual Report on Form 10-K (the "10-K") has been delayed due to a number of factors, including the need to close the Purchase Agreement and assess its impact on the Company' s financial condition, the change in the Company's independent auditors from the prior year, the need for extensive testing of prior year balances by the Company's new auditors, the recent departure of the Company's former Chief Financial Officer to pursue another venture in connection with the Purchase Agreement as discussed above, the relocation of the Company's headquarters from White Plains to Poughkeepsie and the need to downsize staff, including finance personnel. The Company anticipates filing the 10-K in early January 2003. The Company's Quarterly Report on Form 10-Q, has been delayed accordingly, but will be filed shortly after the filing of the 10-K.







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ITEM 7.  FINANCIAL STATEMENTS, PRO FORMA FINANCIAL INFORMATION AND EXHIBITS.

(c)      Exhibits:

10.1 Asset Purchase Agreement between the Company and Pinnacle Taxx Advisors LLC, dated as of September 1, 2002.

10.2 Forbearance Agreement between the Company and Wachovia Bank, National Association dated as of November 27, 2002.





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                                   SIGNATURES

                  Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.



                              GILMAN + CIOCIA, INC.


                              By: /s/ Michael P. Ryan
                                  ----------------------------
                              Name:    Michael P. Ryan
                              Title:   President and Chief Executive Officer